Exhibit 99.1

OSL HOLDINGS ANNOUNCES THE ACQUISITION OF GO GREEN HYDROPONICS

YARDLEY, PA. October 22, 2014 — OSL Holdings, Inc. (OTCQB: OSLH) (“OSL” or “the Company”), a socially conscious business model dedicated to consumer advocacy, social activism and the advancement of civil liberties through the power of commerce, announced today the acquisition of Go Green Hydroponics, Inc. (“Go Green Hydroponics”) a privately held hydroponics, indoor gardening and cultivation supply retail operation, located in Los Angeles, California, specializing in the sale of hydroponic cultivation equipment, mineral nutrient solutions and gardening resources and equipment. Go Green Hydroponics achieved revenues of approximately $2.4 million in the first nine months of 2014 and is expected to reach revenues of approximately $3.0 million in fiscal 2014 with expected future annual revenue increases at a rate of 10% to 15% with expected gross profit margins of approximately 25% to 30%.

OSL acquired Go Green Hydroponics for $1.8 million subject to certain post closing adjustments based on a target working capital amount. OSL also closed on a debt financing transaction in the amount of $1.9 million, the proceeds of which were used to fund the Go Green Hydroponics acquisition and for OSL working capital.

Bob Rothenberg, OSL’s, Chief Executive Officer said, “We are very excited about the acquisition of Go Green Hydroponics. Go Green is one of the most highly regarded brands in the vertical, continues to be a profitable business enjoying tremendous growth in the Los Angeles market.” Steve Gormley, OSL’s Chief Business Development Officer said, “This acquisition advances OSL’s mission and commitment to our Medical Services Division. OSL continues to support civil liberties through the power of commerce.”

OSL Medical Services is a management, future planning and services platform centered on the development and financing of indoor gardens and cultivation facilities, production technologies, merchandise and operational services for businesses in the herbal and natural medicine industry. OSL Medical Services is designed to support its clients with branding, technology, marketing, logistics, and future planning services on a state-by-state basis throughout the United States.

OSL Medical Services provides these support services in compliance with all federal, state and local laws. At this time, OSL will not grow or sell marijuana, but intends to gain market share and create value for its shareholders by creating, marketing, and licensing brands as well as acquiring and licensing production technology. When federal law permits, OSL Medical Services expects to provide these services to legal and licensed growers and dispensers.

The hydroponic food production industry is expanding at a rate that is set to outpace the 2014 IMF estimate of global growth by 80%. Hydroponics systems are being deployed to grow key vegetable and fruit crops at scale, driving the transition to safe and sustainable food production worldwide. Agriculture is traditionally a conservative market sector, but the benefits of higher yields with lower inputs, improved soil and water quality, and food safety are compelling forces for change.

The worldwide market value of hydroponically produced food is expected to show sustained strength with a 6.5% compound annual growth rate (CAGR) over the five-year forecast period 2013-2018, beating the IMF estimated growth forecast of 3.6% for 2014. Producer value will increase from $17.7 billion to $24.3 billion. Growth is expected to be steady thanks to the buffering effect of mature European markets, with expected acceleration over the period due to emerging growth in North America and Eastern Europe. The hydroponic food production industry is expanding at a rate that is set to outpace the 2014 IMF estimate of global growth by 80%. Hydroponics systems are being deployed to grow key vegetable and fruit crops at scale, driving the transition to safe and sustainable food production worldwide. Agriculture is traditionally a conservative market sector, but the benefits of higher yields with lower inputs, improved soil and water quality, and food safety are compelling forces for change.

It is estimated that legal medical marijuana cultivators spend $400 million a year on hydroponic gardening, nutrient, equipment and resources supplies in the United States alone.

http://www.gogreenhydrostore.com

About OSL

OSL Holdings, Inc. (OTC: OSLH) is a development and technology company specializing in affluent, liberal markets with high disposal income. The Company intends to operate a real-time loyalty rewards platform that can facilitate the earning and redemption of rewards currency at the point of the transaction (online, mobile, at retail) as well as on future transactions. OSL Holdings’ target consumers are highly educated, respond to cause marketing initiatives and socially conscious business models, and are technologically savvy. On March 10, 2014, the Company announced its intent to enter the legal marijuana market when federal law permits, providing foundational work for branding, marketing, technology, and logistics to existing or emerging legal marijuana licensees. The Company’s filings with the SEC are available at www.sec.gov/cgi-bin/browse-edgar?company=osl+holdings&owner=exclude&action=getcompany.

For more information, please visit the Company’s website at www.oslholdings.com.

Forward Looking Statements — Safe Harbor

This press release contains forward-looking statements as defined in the United States Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These statements include, but are not limited to, our expectations concerning Go Green’s revenue growth, growth rates for hydroponically produced food, the market for medical marijuana cultivators, and our ability to provide support services to marijuana growers.

By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors, risks and uncertainties that could cause actual results and developments to differ materially from forecasted results. For a discussion of these factors, risks and uncertainties please see our filings with the Securities and Exchange Commission. Our public filings with the Commission are available from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Company Contact:

OSL Holdings Inc.

IR/Media Contact:

Craig S. Fischer

Communications Manager

(O) 786.375.0556

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